                                                                   Exhibit 10.1

                              SETTLEMENT AGREEMENT


         This Settlement Agreement ("this Agreement") is made and entered into as of December 2, 1999, between and among Robert Murphy, individually and as Trustee of The Murphy Family Trust; Alex Trebek, individually and as Trustee of Gargoyle Productions, Ltd. Retirement Trust; Futura Investments, Inc., a California corporation, on behalf of itself and as successor in interest to Forest Lake Associates; Donald Bergman, individually and as administrator of Futura Investments, Inc. Defined Benefits Pension Plan; and Rescor, Inc., a California corporation (collectively, "Plaintiffs"), and Gary Player Direct, Inc., a Delaware corporation ("GPD") and Gran Prix Marketing, Inc. (collectively, "Defendants"), with reference to the following facts:

         A. On or about July 7, 1998, Donald Bergman, Robert Murphy, and Alex Trebek (collectively, "Investors") entered into a Settlement Agreement with Golf One Industries, Inc. ("Golf One"), A. J. Cervantes and Norm A. Kunin. On or about August 10, 1998, the parties entered into a First Amendment to Settlement Agreement. On or about November 10, 1998, the parties entered into a Second Amendment to Settlement Agreement. The Settlement Agreement, as amended by the First and Second Amendments, is hereinafter referred to as the "Original Settlement Agreement."

         B. Plaintiffs were the beneficiaries of the Original Settlement Agreement. Plaintiffs contend that they did not receive what they were entitled to pursuant to the Original Settlement Agreement. On or about, May 11, 1999, Plaintiffs filed a complaint (the "Complaint") in the Los Angeles Superior Court Case No. BC210133 (the "Lawsuit"). On or about July 29, 1999, the Court granted Plaintiffs' motion to appoint a receiver ("Receiver").

         C. On or about August 18, 1999, Plaintiffs and Defendants entered into an agreement (the "August Settlement Agreement") to resolve all of the claims set forth in the Complaint. Certain payments were made to Plaintiffs pursuant to the August Settlement Agreement. Plaintiffs contend that Defendants are in default under the August Settlement Agreement.

         D. Plaintiffs are the holders of 90,000 Class B warrants (the "Class B Warrants"). The Class B Warrants are convertible into shares of restricted common stock of GPD upon the payment of $.20 per share.

         E. The parties now desire to enter into an agreement whereby all claims of Plaintiffs set forth in the Complaint or pursuant to the August Settlement Agreement will be resolved, all on the terms and conditions set forth below.

         With reference to and reliance upon the foregoing facts, THE PARTIES HEREBY AGREE AS FOLLOWS:

         1. Delivery of Stock. On or before December 15, 1999 or as soon thereafter as the transfer agent can comply with the requirements of this Section 1, GPD shall issue to Plaintiffs 100,000 shares of its restricted common stock (the "New Shares"). The New Shares shall be issued in exchange for the Class B Warrants and as additional consideration to Plaintiffs for the agreements contained herein. The New Shares shall not be issued until the Class B Warrants are surrendered to GPD (which surrender has been completed by the Plaintiffs and is acknowledged by GPD) and until Plaintiffs have delivered to GPD written notice setting forth how the New Shares are to be allocated among the Plaintiffs (which delivery of notice has been completed by the Plaintiffs and is acknowledged by GPD).

         2. Payment to Plaintiffs. Defendants agree to pay to Plaintiffs the sum of $205,954.16 in full settlement of all claims against GPD including without limitations the claims set forth in the Complaint or under the August Settlement Agreement. Prior to the date hereof, GPD made a payment of $25,000 to Plaintiffs. After such payment, the unpaid balance is $180,954.16. The parties agree to reduce such sum by $18,000, which $18,000 shall be applied as the payment owing to convert the Class B Warrants into the New Shares pursuant to Section 1 above. The remaining balance of $162,954.16 shall be paid in 20 equal installments of $8,000 each, on the 15th day of each month, commencing December 15, 1999, and continuing until July 15, 2001, with the remaining sum of $2,954.16 due on August 15, 2001. Each check shall be made payable to Donald Bergman. In the event GPD concludes a public or private debt or equity financing with net proceeds to GPD in excess of $2.5 million, GPD will retire any then outstanding balance of such $162,954.16. Any check due on a weekend or a holiday shall be due on the next business day.

         3. Dismissal of Receiver and Entry of Stipulation Judgment. Plaintiffs agree that they will not take any further action to cause a Receiver to be appointed for GPD and, if one has been appointed, will take all necessary action to cause the Receiver to be dismissed and will take all necessary action for the authorization of the appointment of a Receiver to be dismissed. In the event GPD fails to make any of the payments specified in Section 2 by the due date specified therein, Defendants agree that a judgment may be entered against them in the aggregate amount of all unpaid payments specified in
                  Section 2 in full satisfaction of all claims set forth in the Complaint. Defendants agree to execute a Stipulation for Judgment for such purpose, which Stipulation shall be held by counsel for Plaintiffs pending such payments. It is agreed that such Stipulation may be filed with the court at any time after the due date if any of said payments have not been made, and that the aggregate amount of the unpaid payments specified in Section 2 shall be the amount set forth in the Stipulation, provided that such Stipulation shall not be filed unless Defendants and their counsel have been furnished with written notice of any such default and the specified default remains uncured for five (5) days after receipt of such notice. If payment in full of the sums specified in Section 2 has been made prior to filing the Stipulation with the court, the Stipulation shall be marked void and returned to counsel for Defendants and the Lawsuit shall be dismissed with prejudice. Evidence of such dismissal (including the Plaintiff's lodging of an appropriate Request for Dismissal with Prejudice consistent with this Agreement) shall be promptly provided to counsel for Defendants.

         4.       Mutual General and Special Releases.

                  A. Except for the obligations created hereunder, each of the Plaintiffs hereby, for himself and his or itself and its successors and assigns, forever releases, relieves and discharges each of the Defendants and his or its agents, representatives, consultants, employees, officers, directors, shareholders, partners, predecessors, subsidiaries, related entities and affiliates, attorneys, successors and assigns including GPD's current and former directors, officers, consultants, and attorneys from any and all claims, demands, actions, cause or causes of action, suits, debts, sums of money, controversies, damages, obligations, and liabilities of every kind and nature, whether known or unknown, suspected or unsuspected, vested or contingent, and whether or not concealed or hidden, in law, equity or otherwise, that have existed or may have existed, or that do exist as of the date this Agreement is entered into as set forth above, including without limitation any claim set forth or which could have been set forth in the Complaint and any and all security interests, liens, or other encumbrances held by any of the Defendants against GPD and/or any of its subsidiaries or their respective assets.

                  B. Except for the obligations created hereunder, each of the Defendants hereby, for himself and his or itself and its successors and assigns, forever releases, relieves and discharges each of the Plaintiffs and his or its agents, representatives, consultants, employees, officers, directors, shareholders, partners, predecessors, subsidiaries, related entities and affiliates, attorneys, successors and assigns, from any and all claims, demands, actions, cause or causes of action, suits, debts, sums of money, controversies, damages, obligations, and liabilities of every kind and nature, whether known or unknown, suspected or unsuspected, vested or contingent, and whether or not concealed or hidden, in law, equity or otherwise, that have existed or may have existed, or that do exist as of the date this Agreement is entered into as set forth above, including without limitation any claim set forth or which could have been set forth in the Complaint.

                  C. Each party hereto acknowledges and agrees that the facts in respect to which this release is given may turn out to be other than or different than expected, and expressly, knowingly and voluntarily waives any and all benefits and rights granted pursuant to
                           Section 1542 or the Civil Code of the State of California with which section it is familiar and which section reads as follows:

                                    "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him, must have materially affected his settlement with the debtor."

                  D. Each party hereto understands and realizes that there may exist at this time claims herein released, the nature of which has not yet been discovered. It is expressly understood and agreed that the possibility that such a claim exists has been explicitly taken into account in determining the considerations to be given for this release and that a portion of that consideration, having been bargained for in full knowledge of the possibility of such unknown claims, was given in exchange for this release.

                  E. Each party hereto represents and warrants that no claim or right that is released or dismissed under this Agreement has been transferred, hypothecated, assigned or given away by that party prior to the date of this Agreement.

         5. Covenant Not to Sue. Without limiting in any way the releases set forth above, and subject to the performance of the terms, conditions, obligations and promises herein contained, each party hereto hereby covenants and warrants that it will not sue or otherwise commence or prosecute, or cause to be commenced or prosecuted, any action or proceeding, civil, criminal, administrative, or otherwise, related in any way to any matter released by this Agreement.

         6. Disputed Claims. It is expressly understood and agreed that this Agreement is being made solely for the purpose of avoiding the expense and inconvenience of litigation and that it is not to be construed as an admission on the part of any party hereto of any unlawful, wrongful or improper conduct or of any liability to any other party, all of which is expressly denied.

         7. Further Acts. The parties agree to cooperate in the implementation of the terms of this Settlement Agreement and to execute such documents as may reasonably be necessary to carry out same within three (3) days of receipt of a written request therefor including without limitation the execution and delivery of UCC termination statements attached hereto to be signed by Plaintiffs and any other UCC termination statements consistent with this Agreement and prepared and submitted by GPD to the Defendants.

         8. Representations of the Parties. Each of the parties represents, warrants and agrees as follows:

                  a. Such party has received independent legal advice from attorneys of its choice with respect to the advisability of making this settlement and entering into this Agreement. Prior to the execution of this Agreement the attorneys for each party reviewed this Agreement at length and had an opportunity to make any desired changes.

                  b. Such party has made such investigation of the facts pertaining to this Agreement, and of all other matters related hereto, as such party deems necessary.

                  c. This Agreement has been carefully read by, the contents hereof are known and understood by, and it is signed voluntarily by, each person executing this Agreement.

                  d. Each party executing this Agreement on behalf of a party warrants and represents that his is fully authorized to do so and that his signature on this Agreement shall bind said party to the terms and provisions of this Agreement.

                  e. This Agreement is intended to be final and binding and to be effective as a full and final accord and satisfaction of any and all disputes between the parties. Each party is relying upon the finality of this Agreement as a material factor inducing said party's decision to settle said dispute.

                  f. None of the claims settled hereby have been transferred or assigned to a third party.

         9.       General Provisions.

                  A. Binding Upon Successors. All the terms of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the successors, assigns and heirs of the parties hereto.

                  B. Integration Clause. This Agreement constitutes the whole and only existing and binding agreement between the parties hereto concerning the releases granted between and among them and supersedes all prior understandings on that subject, whether written or oral. Other than the representations and warranties expressly stated as such in this Agreement, there are no warranties, promises or representations of any kind, express or implied, upon which any party has relied in entering into this Agreement.

                  C. Amendments. This Agreement may be modified or amended only by writing signed by the party to be charged.

                  D. Counterparts. This Agreement may be executed in counterparts.

                  E. Counsel. Each party has been represented by counsel in the negotiation and execution of this Agreement, and shall be responsible for its costs and attorney's fees incurred in connection with this Agreement and its preparation.

                  F. Headings. The headings in this Agreement are for the convenience of the reader only and are not to be considered in any construction of this Agreement.

                  G. Preparation of Agreement. This Agreement was prepared as a result of discussions between the parties hereto and shall be interpreted fairly and in accordance with its plain meaning and not construed as if prepared exclusively or primarily on behalf of or by either of the parties hereto.

                  H. Gender and Number. As used in this Agreement, masculine, feminine or neuter gender and the singular or plural number shall each be deemed to include the other wherever and whenever the context or construction so dictates.

         IN WITNESS WHEREOF, the parties hereto have executed this Settlement Agreement as of the date set for above.


"GARY PLAYER DIRECT, INC."                 "GRAN PRIX MARKETING, INC."



By:                                        By:
   ---------------------------------          ----------------------------------
    Carl Casareto, Executive                   Carl Casareto, Executive
    Vice President                             Vice President


"MURPHY"                                   "TREBEK"



------------------------------------       -------------------------------------
Robert Murphy, Individually and as         Alex Trebek, Individually and as
Trustee of The Murphy Family Trust         Trustee of Gargoyle Productions, Ltd.
                                           Retirement Trust



"BERGMAN"                                  "FUTURA INVESTMENTS, INC."


                                            By:
------------------------------------       -------------------------------------
Donald Bergman, Individually and on            Donald Bergman, President
Behalf of Futura Investments, Inc.,
Defined Benefits Pension Plan



"RESCOR, INC."



By:
   ---------------------------------
    Donald Bergman, President